Exhibit 99.6

CYMER, INC.

2011 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

Cymer, Inc. (the “Company”), pursuant to Sections 7(c) and 7(e) of its 2011 Equity Incentive Plan (the “Plan”), hereby awards to you a Performance Restricted Stock Unit award for the number of shares of the Company’s Common Stock to be determined as set forth herein (the “Award”). This Award is subject to all of the terms and conditions as set forth herein and in (i) the Award Determination, Vesting and Issuance Criteria, which is attached hereto, (ii) the applicable Performance Restricted Stock Unit Agreement, and (iii) the Plan, the terms of each of which are incorporated herein in their entirety. Copies of the Performance Restricted Stock Unit Agreement and the Plan are available to you via your E*Trade account, and if you are an Employee, the Plan is available on the Company’s Intranet under the Human Resources section.

Participant:
Grant Number:
Grant Date:
Target Number of Shares:
Consideration:	Your Services to the Company

Award, Vesting and Issuance Criteria: The Target Number of Shares specified herein represents the number of shares that would become issuable pursuant to the Award if the Company were to achieve exactly 100% of the performance metric(s) described in Attachment I to this Grant Notice (the “Award Determination, Vesting and Issuance Criteria”). The number of shares subject to the Award that may become issuable to you, if any, are subject to increase or decrease based on the Company’s actual performance against such performance metric(s) and will be determined in accordance with conditions specified in the Award Determination, Vesting and Issuance Criteria.

Additional Terms/Acknowledgements: By either executing this Grant Notice or indicating acceptance of this Award via the procedures specified in your E*Trade account, you acknowledge receipt of, and understand and agree to, this Performance Restricted Stock Unit Grant Notice, the Award Determination, Vesting and Issuance Criteria, the Performance Restricted Stock Unit Agreement, and the Plan. You also acknowledge receipt of the 2011 Equity Incentive Plan Prospectus and any supplement applicable in your jurisdiction of residence; provided, however, that if you are an Employee, you acknowledge that the Prospectus is available for your review on the Company’s Intranet under the Human Resources section and that you also may receive a paper version of the Prospectus, together with any supplement applicable in your jurisdiction of residence, upon your request.

You further acknowledge that as of the Grant Date, this Performance Restricted Stock Unit Grant Notice, the Award Determination, Vesting and Issuance Criteria, the Performance Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company pursuant to this Award and supersede all prior oral and written agreements on that subject with the exception of (i) Stock Awards (as defined in the Plan) previously granted and delivered to you under the Plan, and (ii) the following agreements only:

Other Agreements:

PARTICIPANT		CYMER, INC.

By:
	Signature		Signature

Name:		Name:
	Print		Print

Date:		Title:

Date:

ATTACHMENTS:

I - AWARD DETERMINATION, VESTING AND ISSUANCE CRITERIA

2.

ATTACHMENT I

AWARD DETERMINATION, VESTING AND ISSUANCE CRITERIA